Exhibit 10(l)

(form effective as of December 13, 2013)

GLATFELTER

Restricted Stock Unit Award Certificate

Award Number:	Award Date:

Number of Restricted Stock Units:	Vesting Date:

THIS CERTIFIES THAT Glatfelter (the “Company”) has on the Award Date specified above granted to

[EMPLOYEE NAME]

(the “Participant”) an award (the “Award”) to receive that number of Restricted Stock Units (the “RSUs”) indicated above in the box labeled “Number of Restricted Stock Units,” each RSU representing the right to receive one share of the Company’s common stock, $.01 par value per share (the “Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Award Certificate and the Company’s Amended and Restated Long-Term Incentive Plan, as amended effective May 9, 2013 (the “Plan”). In the event of any conflict between the terms of the Plan and this Award Certificate, the terms of the Plan shall prevail. Any capitalized terms not defined herein shall have the meaning set forth in the Plan.

* * * *

1. Rights of the Participant with Respect to the Restricted Stock Units.

(a) No Shareholder Rights. The RSUs granted pursuant to the Award do not and shall not entitle the Participant to any rights of a holder of Common Stock. The rights of the Participant with respect to the RSUs shall remain forfeitable at all times prior to the date on which such rights become vested, in accordance with Section 2, 5 or 6.

(b) Dividend Equivalents. During the period from the Award Date to the issue of shares of Common Stock in accordance with Section 1(c), the Participant shall be credited with deemed dividends (a “Deemed Dividend”) in an amount equal to each cash dividend payable subsequent to the Award Date, just as though such Participant, on the record date for payment of such dividend, had been the holder of record of shares of Common Stock equal to the number of RSUs represented by this Award Certificate. The Deemed Dividends will be converted to additional RSUs, rounded down to the nearest whole number, by dividing the Deemed Dividends by the Fair Market Value of one share of Common Stock on the date the cash dividend to which it relates is paid. The Company shall establish a bookkeeping account to account for the Deemed Dividends and additional RSUs to be credited to the Participant. The additional RSUs represented by Deemed Dividends are subject to the same vesting requirements (see Section 2) as the Award, including without limitation the requirement that the applicable Performance Goals described herein have been achieved.

(c) Conversion of Restricted Stock Units; Issuance of Common Stock. No shares of Common Stock shall be issued to the Participant prior to the date on which the RSUs vest, in accordance with Section 2, 5 or 6. Neither this Section 1(c) nor any action taken pursuant to or in accordance with this Section 1(c) shall be construed to create a trust of any kind. After vesting takes place pursuant to Section 2, 5 or 6, the Company shall cause to be issued as soon as practicably possible, but in no event later than thirty (30) days following the date of vesting (subject to section 8(a)), in book-entry form, registered in the Participant’s name or in the name of the Participant’s legal representatives, beneficiaries or heirs, as the case may be, in payment for such RSUs that number of shares of Common Stock equal to the number of vested RSUs.

2. Vesting. 100% of the total amount of RSUs awarded shall vest on the fifth anniversary of the Award Date, provided the Participant remains continuously employed by the Company as Chief Executive Officer until the said vesting date, and provided the Company achieves the Company performance goals set forth below (the “Performance Goals”). Except as provided in Sections 5 or 6 hereof, if the Participant should, prior to the fifth anniversary of the Award Date, have a Separation from Service or otherwise cease to serve in the position of Chief Executive Officer of the Company, the RSUs shall, upon the occurrence of such event, be forfeited and no shares of common stock shall be issued to the Participant.

3. Performance Goals. The Company must earn one dollar of operating income in any of the fiscal years contained within the vesting period in order for the Award to fully vest and for the restrictions on the Award to lapse. For purposes of this paragraph, operating income is to be calculated in the same manner as operating income is calculated in the Company’s consolidated financial data reported on Form 10-K.

4. Determination of Achievement of Performance Goals. Following the Vesting Date, the Board shall determine whether the Performance Goals have been achieved and the number of RSUs, if any, that have fully vested.

5. Early Vesting upon Separation following Change in Control. Notwithstanding the vesting provision contained in Section 2, but subject to the other terms and conditions set forth herein, including Section 9 hereof, and provided that the Participant is serving as Chief Executive Officer of the Company immediately prior to a Change in Control, as hereinafter defined, in the event of the Participant’s (i) involuntary Separation from Service by the Company other than for Cause or (ii) voluntary Separation from Service for Good Reason, which occurs during the Participant’s Employment Period, as hereinafter defined, following a Change in Control, all of the RSUs shall become immediately and unconditionally vested.

6. Forfeiture or Early Vesting upon Separation from Service.

(a) Separation from Service Generally. If, prior to vesting of the RSUs pursuant to Section 2 or 5, the Participant has a Separation from Service with of the Company or any of its subsidiaries for any reason (voluntary or involuntary), other than death or Disability, then such nonvested RSUs shall be immediately and irrevocably forfeited. If, subsequent to vesting of the RSUs, the Participant is terminated for Cause, all outstanding RSUs, whether vested or nonvested, shall be immediately and irrevocably forfeited.

(b) Death or Disability. Provided that the Participant is serving as Chief Executive Officer of the Company immediately prior to such event, upon the Separation from Service due to death of the Participant, or the termination of service of the Participant due to Disability (whether or not a Separation from Service), then all unvested RSUs shall accelerate and become fully vested, and the restrictions and conditions on such RSUs shall immediately lapse. In accordance with the payment provisions of Section 7(d) of the Plan (subject to Section 8 hereof), the Company shall cause to be issued, in book-entry form, registered in the Participant’s name or in the name of the Participant’s legal representatives, beneficiaries or heirs, as the case may be, in payment for the vested RSUs that number of shares of Common Stock equal to the number of vested RSUs.

(c) Vesting upon Early Retirement. In the event of the Participant’s Retirement or Early Retirement, then an amount of unvested RSUs shall vest equal to a percentage, the numerator of which equals the number of days that have elapsed as of the date in the applicable restriction period on which Retirement or Early Retirement commenced, and the denominator of which equals the total number of days in such applicable restriction period, rounded down to the nearest whole Share. Restrictions on all vested RSUs will lapse on the Vesting Date and be paid out in accordance with the payment provisions set forth in Section 7(d) of the Plan.

7. Restriction on Transfer. The RSUs and any rights under the Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the Participant, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition of RSUs or other rights under the Award shall be void and unenforceable against the Company and shall result in the immediate forfeiture of such RSUs and rights. Notwithstanding the foregoing, the Participant may, in the manner established by the Compensation Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any shares of Common Stock issued or any cash paid with respect to the RSUs upon the death of the Participant.

8. Tax Matters; Compliance with Code section 409A.

(a) Distributions of Common Stock in payment for RSUs as described herein which represent a “deferral of compensation” within the meaning of Code section 409A shall conform to the applicable requirements of Code section 409A including, without limitation, the requirement that a distribution to a Participant who is a “specified employee” within the meaning of Code section 409A(a)(2)(B)(i) which is made on account of the specified employee’s Separation from Service shall not be made before the date which is six (6) months after the date of Separation from Service. However, distributions as aforesaid shall not be deemed to be a “deferral of compensation” subject to Code section 409A to the extent provided in the exception in Treasury Regulation Section 1.409A-1(b)(4) for short-term deferrals.

(b) In order to comply with all applicable federal, state and local tax laws or regulations, the Company may take such actions as it deems appropriate to ensure that all applicable federal, state and local payroll, withholding, income or other taxes are withheld or collected from the Participant.

(c) In accordance with the terms of the Plan, and such rules as may be adopted by the Compensation Committee under the Plan, the Participant may elect to satisfy the Participant’s federal, state and local tax withholding obligations arising from the receipt of, the vesting of or the lapse of restrictions relating to, the RSUs, by (i) delivering cash, check or money order payable to the Company, or (ii) having the Company withhold a portion of the shares of Common Stock otherwise to be delivered having a Fair Market Value equal to the amount of such taxes. The Company will not deliver any fractional share of Common Stock but will instead round down to the next full number the amount of shares of Common Stock to be delivered. The Participant’s election must be made on or before the date that any such withholding obligation with respect to the RSUs arises. If the Participant fails to timely make such an election, the Company shall have the right to withhold a portion of the shares of Common Stock otherwise to be delivered having a Fair Market Value equal to the amount of such taxes.

9. Change in Control; Value Restoration Payment. In the event of a Change in Control in which the Company’s stock is no longer the stock of the surviving entity, the Company shall cause the surviving entity to issue replacement RSUs (“Replacement RSUs”). The number of Replacement RSUs to be issued shall be calculated based on the fair market value of the Company’s Common Stock at the date of the Change in Control divided by the fair market value of the surviving entity’s common stock on such date. If such replacement RSUs are not issued for any reason, or if the common stock of the surviving entity is not publicly traded at the date of the Change in Control, then, notwithstanding the provisions of Section 5, all RSUs shall vest in full upon the occurrence of the Change in Control.

The terms and provisions of this Certificate shall continue to apply to the Replacement RSUs upon issuance, including, without limitation, Section 5. In addition, the Participant shall be entitled to receive, with respect to Replacement RSUs that vest on each vesting date a value restoration payment with respect to such Replacement RSUs (a “Value Restoration Payment”). The Value Restoration Payment shall be equal to the difference between the fair market value of the surviving entity’s common stock on the date of the Change in Control and, if less, the fair market value of the surviving entity’s common stock on the date of vesting (including the date of accelerated full vesting, if applicable, in the event of termination as described in Section 5). For example, if the surviving entity’s common stock fair market value is $20.00 per share on the date of the Change in Control and is $15.00 per share on the date of vesting, the Participant shall be entitled to receive a Value Restoration Payment equal to $5.00 per Replacement RSU with respect to each Replacement RSU vesting on such vesting date. Any such Value Restoration Payment shall include interest (at the prime rate of interest of the Company’s principal bank in effect on the vesting date for the period between the date of the Change in Control and the applicable vesting date), and shall be paid in cash within thirty (30) days after the applicable vesting date.

10. Miscellaneous.

(a) The Award does not confer on the Participant any right with respect to the continuance of any relationship with the Company or its subsidiaries, nor will it interfere in any way with the right of the Company to terminate such relationship at any time.

(b) The Company shall not be required to deliver any shares of Common Stock upon vesting or lapse of restrictions of any RSUs until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(c) An original record of the Award and all the terms thereof, executed by the Company, shall be held on file by the Company. To the extent there is any conflict between the terms contained in the Award Certificate and the terms contained in the original record held by the Company, the terms of the original record held by the Company shall control.

11. Definitions.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Cause” shall have the meaning set forth in the Company’s “Guidelines for Executive Severance,” as they exist in the Participant’s Separation from Service.

(c) “Change in Control” shall have the meaning set forth in the Participant’s Change in Control Employment Agreement.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Committee” shall mean the Compensation Committee of the Board as defined in the Compensation Committee Charter.

(f) “Disability” shall have the meaning set forth in the Plan.

(g) “Early Retirement” shall mean the retirement of an employee from employment with the Company and all affiliates on or after attaining age 55 with ten (10) years of service.

(h) “Employment Period” shall have the meaning set forth in the Participant’s Change in Control Employment Agreement.

(i) “Fair Market Value” shall have the meaning set forth in the Plan.

(j) “Good Reason” shall have the meaning set forth in the Participant’s Change in Control Agreement; provided however, that Participant’s resignation from employment shall not be treated as being for Good Reason unless it otherwise satisfies the requirements for a “safe harbor” termination for a good reason set forth in Treasury Regulation Section 1.409A-1(n)(2)(ii) or any successor thereto.

(k) “Retirement” shall mean the retirement of an employee from employment with the Company and all affiliates on or after attaining age 65, or on or after attaining age 62 with ten (10) years of service.

(l) “Separation from Service” shall have the meaning set forth in the Plan.

A copy of the Amended and Restated Long-Term Incentive Plan is attached to this Certificate.

P. H. GLATFELTER COMPANY

By my signature below, I hereby acknowledge receipt of this Award Certificate on the date shown above, which has been issued to me under the terms and conditions of the Plan. I further acknowledge receipt of the copy of the Plan and agree to conform to all of the terms and conditions of the Award Certificate and the Plan.

Signature:		Date:
[EMPLOYEE]

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